THIS COMMON SHARE REPURCHASE AND VOTING AGREEMENT is made as of the 30th day of May, 2007.
BETWEEN:
     ZARLINK SEMICONDUCTOR INC., a corporation governed by the laws of Canada,
     (the “Shareholder”)
- and -
     MITEL NETWORKS CORPORATION, a corporation governed by the laws of Canada,
     (“Mitel”)
RECITALS:
A.	The Shareholder is the beneficial owner of 10,000,000 issued and outstanding common shares (the “Shares”) in the capital of Mitel.

B.	Mitel has agreed to acquire indirectly all of the outstanding stock of Inter-Tel (Delaware) Incorporated (“Inter-Tel”) (the “Merger”) pursuant to the terms of an agreement and plan of merger between Inter-Tel, Mitel and a subsidiary of Mitel dated April 26, 2007.

C.	In contemplation of the Merger, the Shareholder has agreed to exercise its put right contained in Section 6.6 of the shareholders agreement (the “Shareholders Agreement”) dated as of the 23rd day of April, 2004 among Mitel, the Shareholder and certain other shareholders of Mitel, as amended by amending agreement dated as of the 26th day of June, 2006 and as further amended by second amending agreement of even date herewith, and to sell to Mitel, and Mitel has agreed to repurchase, the Shares at the purchase price and on the terms and conditions set forth in this Agreement.

D.	Also in contemplation of the Merger, the Shareholder and Mitel have agreed to take certain other actions as set forth in this Agreement.
THEREFORE, the parties agree as follows:
1.	Definitions
Whenever used in this Agreement, the following words and terms have the meanings set out below:
“Affiliate” has the meaning set forth in the Canada Business Corporations Act;
“Agreement” means this Common Share Repurchase and Voting Agreement, including all schedules, and all amendments or restatements, as permitted, and references to “Article” or “Section” mean the specified Article or Section of this Agreement;
“Acquisition” means any transaction, whether by way of sale, takeover bid, amalgamation, merger, statutory arrangement or other corporate transaction, whether by a single transaction or a series of transaction, pursuant to which any person, together with its Affiliates, acquires all of the issued and outstanding shares in the capital of Mitel or all or substantially all of the assets of Mitel and its Affiliates;
“Business Day” means any day on which the Canadian chartered banks are open for business in the City of Ottawa, excluding Saturdays and Sundays;
“Closing Date” has the meaning set forth in Section 2;
“Common Shares” means the common shares in the capital of Mitel;
“Encumbrances” means pledges, liens, charges, security interests, leases, title retention agreements, mortgages, restrictions, developments or similar agreements, easements, rights-of-way, title defects, options or adverse claims, or encumbrances of any kind or character whatsoever;
“IPO” means the initial public offering of Common Shares or other securities in the capital of Mitel, or any other transaction, as a result of which (in either case) the shares of Mitel are listed and posted for trading, traded or quoted on one or more of the Toronto

Stock Exchange, the London Stock Exchange (including the Alternative Investment Market), the New York Stock Exchange or the NASDAQ National Market System (provided that, any filing of a registration statement or similar instrument with the Securities and Exchange Commission under the U.S. Securities and Exchange Act of 1934 in fulfillment of Mitel’s existing obligations as a foreign private issuer shall be deemed not to constitute an IPO for the purposes of this Agreement); and
“Parties” means the Shareholder and Mitel, collectively, and “Party” means any one of them.
2.	Notification of Closing of the Merger
At least ten (10) Business Days prior to the date of closing (the “Closing Date”) of the Merger, Mitel shall provide written notice (the “Mitel Notice”) of such Closing Date to the Shareholder, which notice shall also include reference to the date on or before which the Shareholder is required to deliver, in connection with the Merger, to Mitel the Shareholder’s notice of exercise of its put rights pursuant to Section 6.6 of the Shareholders Agreement.
3.	Exercise of the Zarlink Put Right
At least six (6) Business Days prior to the Closing Date, the Shareholder shall deliver to Mitel a written notice (the “Zarlink Put Notice”) requiring Mitel to purchase all of the Shares immediately prior to and conditional upon the closing of the Merger, pursuant to and in accordance with Section 6.6 of the Shareholders Agreement. The Zarlink Put Notice shall be in the form attached to this Agreement as Schedule “A”. Concurrently with its delivery of the Zarlink Put Notice, the Shareholder shall deliver to Mitel share certificate(s) representing the Shares duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank.
4.	Repurchase of Shares and Payment of Purchase Price
(a)	Immediately prior to and conditional upon the closing of the Merger, the Shareholder shall sell, assign and transfer to Mitel and Mitel shall repurchase from the Shareholder, as of the Closing Date, the Shares for an aggregate purchase price equal to Twelve Million, Nine Hundred Thousand Dollars

($12,900,000.00), based on a purchase price per share of $1.29 (the “Purchase Price”).

(b)	Mitel shall pay and satisfy the Purchase Price on the Closing Date by way of certified cheque drawn in the name of or wire transfer to the account of the Shareholder (without withholding, deduction or set off in any manner whatsoever other than any withholding required or expressly permitted by applicable tax law). In the event the Shareholder requires satisfaction of the Purchase Price by way of wire transfer, the Shareholder shall provide to Mitel in writing its wire transfer coordinates at least three (3) Business Days prior to the Closing Date, together with the coordinates of a contact person at the Shareholder’s bank authorized to make the necessary arrangements with regards to such wire transfer.

(c)	If, prior to the date which is twelve (12) months after the Closing Date, Mitel completes an Acquisition or IPO at an effective price per share of at least $1.75, Mitel shall, upon the completion of the Acquisition or IPO, as the case may be, pay to the Shareholder by way of certified cheque drawn in the name of or wire transfer to the account of the Shareholder (without withholding, deduction or set off in any manner whatsoever other than any withholding required or expressly permitted by applicable tax law), as additional consideration for the repurchase of the Shares, an amount per Share equal to seventy-five percent (75%) of the amount by which the effective price per share in the Acquisition or IPO exceeds $1.29.
5.	Failure to Close the Merger
In the event that the closing of the Merger has not occurred within thirty (30) days of the Closing Date referenced in the Mitel Notice, the Zarlink Put Notice delivered in accordance with Section 3 of this Agreement shall be void and of no further effect and Mitel shall forthwith return to the Shareholder the share certificates evidencing the Shares.
6.	Agreement to Vote
The Shareholder hereby agrees to vote (or cause to be voted) the Shares, whether by way of vote, in person or by proxy, at any shareholders meeting or by way of written consent, in favour of,

and to take all other actions necessary or desirable to approve the amendment of the articles of Mitel to:
(a)	create a new class of shares in the capital of Mitel, the Class 1 convertible preferred shares, substantially on the terms and conditions set forth in the draft subscription agreement provided to the Shareholder as Schedule A to the Consent and Waiver executed by the Shareholder on or about the date hereof; and

(b)	after the repurchase of the Shares and certain other shares in the capital of Mitel, to delete from the articles the class A convertible preferred shares and class B convertible preferred shares, together with all designated series thereof.
To the extent permitted by law, the Shareholder hereby expressly waives any right of dissent or appraisal under applicable laws with respect to the approvals set forth in paragraphs (a) and (b) of this Section 6.
7.	Agreement to Terminate Shareholders Agreement and Registration Rights Agreement
The Shareholder hereby agrees to terminate, conditional upon the completion by Mitel of its obligation to repurchase the Shares pursuant to this Agreement and upon the closing of the Merger:
(a)	the Shareholder’s Agreement; and

(b)	the Registration Rights Agreement dated as of the 23rd day of April, 2004 among Mitel, the Shareholder and certain other shareholders of Mitel (the “Registration Rights Agreement”), in accordance with the terms of each of the Shareholders Agreement and the Registration Rights Agreement. The form of such termination agreement shall be as set forth in Schedule “B” (Termination of Shareholders Agreement and Registration Rights Agreement) attached to this Agreement.

8.	Representations, Warranties and Covenants of the Shareholder
The Shareholder represents, warrants and covenants that:
(a)	the Shareholder has the requisite power, authority and capacity to enter into this Agreement (and all other agreements and documents required to be delivered hereunder) on the terms and conditions herein set forth and to transfer the legal and beneficial right, title and ownership of the Shares to Mitel and all necessary corporate action has been or will be taken prior to the Closing Date on the part of the Shareholder to transfer the legal and beneficial right, title and ownership of the Shares to Mitel on the Closing Date;

(b)	the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of the Shareholder. This Agreement and all documents executed or to be executed by the Shareholder pursuant to this Agreement constitute and will constitute on the Closing Date valid and binding obligations of the Shareholder enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and subject to general principles of equity;

(c)	the execution, delivery, and performance of this Agreement by the Shareholder will not (i) constitute a violation of its articles of incorporation or by-laws, each as amended, (ii) result in the breach of or constitute a default under any material agreement of the Shareholder, or (iii) constitute a violation of any law applicable or relating to it or its businesses;

(d)	no Person, other than Mitel, has any agreement, option or right to purchase or acquire, or capable of becoming an agreement for the purchase or acquisition of, the Shares; and

(e)	the Shareholder has good and marketable title to the Shares and has the exclusive right to dispose of the Shares. The Shares will be transferred and sold to Mitel free and clear of all Encumbrances.

9.	Representations, Warranties and Covenants of Mitel
Mitel hereby represents, warrants and covenants to the Shareholder that:
(a)	Mitel has the requisite power, authority and capacity to enter into this Agreement (and all other agreements and documents required to be delivered hereunder) and to carry out its obligations under this Agreement on the terms and conditions herein set forth, including the repurchase of the Shares set forth in this Agreement;

(b)	the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Mitel. This Agreement and all documents executed or to be executed by Mitel pursuant to this Agreement constitute and will constitute on the Closing Date valid and binding obligations of Mitel enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and subject to general principles of equity; and

(c)	the execution, delivery, and performance of this Agreement by Mitel (including the acquisition of the Shares) will not (i) constitute a violation of its articles of incorporation or by-laws, each as amended, (ii) result in the breach of or constitute a default under any material agreement of Mitel, or (iii) constitute a violation of any law applicable or relating to it or its businesses.
10.	Survival of Representations, Warranties and Covenants
The respective representations, warranties and covenants of the Shareholder and Mitel contained herein shall survive the consummation of the repurchase of the Shares. No investigations made by or on behalf of Mitel or the Shareholder or any of their respective authorized agents at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by the Shareholder or Mitel, as the case may be, in or pursuant to this Agreement.

11.	Conveyance
The Shareholder shall sign, execute and deliver all documents, transfers, assignments, matters and things which are convenient and necessary or which counsel for Mitel may advise for more completely and effectually conveying, assigning and transferring to or vesting all right, title and interest in the Shares in Mitel on the Closing Date.
12.	Power of Attorney
Should the Shareholder, in the opinion of Mitel acting reasonably, fail to transfer the Shares to Mitel in accordance with Section 4 or to vote the Shares in accordance with Section 6, or to fulfil any of its other obligations pursuant to this Agreement, then the Secretary of Mitel shall be deemed to be irrevocably appointed as the true and lawful attorney for the Shareholder with authority to do all things and execute and deliver, on behalf of and in the name of the Shareholder, such consents, resolutions, proxies, deeds, transfers, share certificates, resignations or other documents as may be necessary to complete the sale transaction contemplated herein, and to vote the Shares in accordance with Section 6, and the Shareholder shall have no claim or cause of action against any Party hereto, or against any third party, as a result of the Secretary of Mitel so acting as its attorney, or otherwise in connection with such sale transaction or vote. Such appointment and power of attorney, being coupled with an interest, shall not be revoked by the insolvency or bankruptcy of the Shareholder and the Shareholder hereby ratifies and confirms and agrees to ratify and confirm all that the Secretary of Mitel may lawfully do or cause to be done by virtue of such appointment and power.
13.	Further Assurances
The Parties shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

14.	Remedies and Specific Performance
The rights and remedies of the Parties under this Agreement are cumulative and are not exclusive of any rights or remedies that the Parties would otherwise have under this Agreement or otherwise. The Shareholder acknowledges that a breach by it of this Agreement would cause Mitel irreparable harm and that money damages are not an adequate remedy for violations of this Agreement and, therefore that Mitel may, in its sole discretion, apply to a court for specific performance, injunctive, or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation thereof, and to the extent permitted by applicable law, the Shareholder waives any objection to the imposition of such relief.
15.	Notice
Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile or e-mail:
(a)	in the case of a Notice to the Shareholder at:

Zarlink Semiconductor Inc. 400 March Road Ottawa, ON K2K 3H4

Attention:	Don McIntyre
Fax:	(613) 592-1010
Email:	don.mcintyre@zarlink.com
(b)	in the case of a Notice to Mitel at:

Mitel Networks Corporation 350 Legget Drive P.O. Box 13089 Ottawa, ON K2K 2W7

Attention:	Steve Spooner
Fax:	(613) 592-7838
Email:	steve_spooner@mitel.com
Any Party may, from time to time, change its address by giving Notice to the other Parties in accordance with the provisions of this Section.

16.	General Provisions
(a)	All amounts references herein are references to United States dollars unless otherwise specifically indicated.

(b)	Time is of the essence in the performance of the Parties’ respective obligations.

(c)	This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

(d)	This Agreement enures to the benefit of and is binding upon the Parties and their respective successors and assigns.

(e)	No amendment, supplement, modification, waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any Party, is binding unless executed in writing by the Party to be bound.

(f)	This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles together constitute one and the same agreement.

IN WITNESS OF WHICH the Shareholder and Mitel have executed this Agreement.

ZARLINK SEMICONDUCTOR INC.
By:	/s/ Don McIntyre
	Name:	Don McIntyre
	Title:	Senior Vice President

MITEL NETWORKS CORPORATION
By:	/s/ Steve Spooner
	Name:	Steve Spooner
	Title:	Chief Financial Officer

[SIGNATURE PAGE TO ZARLINK COMMON SHARE REPURCHASE, VOTING AND CONVERSION AGREEMENT]

SCHEDULE “A”
FORM OF ZARLINK PUT NOTICE
PUT NOTICE

TO:	Mitel Networks Corporation (the “Corporation”)

FROM:	Zarlink Semiconductor Inc. (“Zarlink”)

RE:	Shareholders Agreement dated as of April 23, 2004 among the Corporation, EdgeStone Capital Equity Fund II-B GP, Inc., as agent for EdgeStone Capital Equity Fund II-A, L.P. and its parallel investors, and EdgeStone Capital Equity Fund II Nominee, Inc., as nominee for EdgeStone Capital Equity Fund II-A, L.P. and its parallel investors, Zarlink Semiconductor Inc., Power Technology Investment Corporation, Wesley Clover Corporation, Terence H. Matthews and Celtic Tech Jet Limited, as amended by the Amending Agreement dated as of June 26, 2006 and the Second Amending Agreement dated as of May 30, 2007 (the “Shareholders Agreement”)

WHEREAS:
A.	Section 6.6(a) of the Shareholders Agreement provides that if, on or prior to May 1, 2007, the Corporation has not completed an Initial Public Offering, Zarlink shall have the right (the “Put Rights”), exercisable from May 2, 2007 to November 1, 2007, solely immediately prior to and conditional upon the closing of the acquisition of Inter-Tel (Delaware) Incorporated (“Inter-Tel”) by the Corporation or a subsidiary of the Corporation set forth in the merger agreement between the Corporation, Inter-Tel and a subsidiary of the Corporation dated April 26, 2007 (the “Merger”), subject to the terms and conditions of the Shareholders Agreement, to require the Corporation to purchase all or any portion of the 10,000,000 Common Shares held by Zarlink (the “Zarlink Common Shares”).

B.	Zarlink now desires to exercise its Put Rights.

C.	This Put Notice is provided pursuant to Section 6.6(a) of the Shareholders Agreement.
NOW THEREFORE:
1.	All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Shareholders Agreement.

2.	The Corporation is hereby notified that Zarlink hereby exercises its Put Rights in respect of all of the Zarlink Common Shares in accordance with the Shareholders Agreement conditional upon the closing of the Merger and the Corporation is, therefore, required to purchase all of the Zarlink Common Shares immediately prior to and conditional upon the closing of the Merger.

DATED                 , 2007.

ZARLINK SEMICONDUCTOR INC.
By:
	Name:	Don McIntyre
	Title:	Senior Vice President

SCHEDULE “B”
FORM OF TERMINATION AGREEMENT OF
SHAREHOLDERS AGREEMENT AND
REGISTRATION RIGHTS AGREEMENT
Filed as an exhibit to Amendment No. 2 to the Schedule 13D (Mitel as issuer) filed with the Commission on September 26, 2007 by Terence H. Matthews, Wesley Clover Corporation and Celtic Tech Jet Limited and incorporated therein by reference.